Exhibit 99.1

CONTACT: Mark Spencer 847.585.3802 mdspencer@careered.com

Career Education Corporation Reducing Workforce to Streamline Operations

Hoffman Estates, Ill., Jan. 19, 2011 – Career Education Corporation (CEC) (NASDAQ: CECO), a global provider of post-secondary education programs and services, today announced it will reduce its workforce by about 600 positions across its United States operations.

The moves, which will be carried out over the next several months, are aimed at streamlining the company’s organizational structure to better align with its long-term business strategy, while considering slowing student enrollments across the private-sector post-secondary education industry.

CEC expects to incur a charge of up to $8 million related to severance payments and other costs related to these actions in its fourth quarter of 2010.

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (“CEC”) family offer high-quality education to a diverse student population of more than 118,000 students across the world in a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. The more than 90 campuses that serve these students are located throughout the United States and in France, Italy, the United Kingdom and Monaco, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs.

CEC is an industry leader whose institutions are recognized globally. Those institutions include, among others, American InterContinental University (“AIU”); Brooks Institute; Colorado Technical University (“CTU”); Harrington College of Design; INSEEC Group (“INSEEC”) Schools; International University of Monaco (“IUM”); International Academy of Design & Technology (“IADT”); Istituto Marangoni; Le Cordon Bleu North America (“LCB”); and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding career opportunities.

For more information, see CEC’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to CEC’s colleges, schools, and universities.

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